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                                                                  EXHIBIT 17(b)


                              RULE 24f-2 NOTICE


                               AIM Funds Group


Reg. No. 2-27334                                       Dated:  February 16, 1995

        The fiscal year for which this Notice is being filed ended December 31, 1994.

        There were no shares registered during such fiscal year pursuant to
Section 270.24e-2.

        There were 3,694,144 shares of the AIM Growth Fund series of the issuer which previously had been registered under the Securities Act of 1933 pursuant to Section 270.24e-2 and which remained unsold at the beginning of such fiscal year.

        There were 2,951,123,245 shares sold during such fiscal year. The aggregate sale price of these shares was $5,311,328,731. Of those shares sold, 2,949,977,481 shares were sold during this fiscal year in reliance upon registration pursuant to Section 270.24f-2, and 1,145,764 shares were sold in reliance upon registration pursuant to Section 270.24e-2. There were 2,661,691,766 shares repurchased or redeemed during such fiscal year. The aggregate redemption price of these shares was $3,596,600,275.

        Calculation of the required fee is as follows (pursuant to Section 6(b) of the Securities Act of 1933):

        $   5,311,328,731         Aggregate sale price of shares sold during
                                  fiscal year

        $   3,596,600,275         Aggregate redemption price of shares
                                  repurchased or redeemed during fiscal year

        $      12,374,255         Aggregate sale price of shares sold pursuant
                                  to definite registration

        $   1,702,354,201         x.00034483

        $      587,022.80         Total fee due with this Notice

        No redeemed or repurchased shares have been previously applied by the issuer pursuant to Section 270.24e-2(a) in filings made pursuant to Section 270.24e-1 under the Investment Company Act for such period.

        This Rule 24f-2 Notice is accompanied by the required opinion of counsel furnished by Ballard Spahr Andrews & Ingersoll, legal counsel to the issuer.


                                                     /s/ DANA R. SUTTON
                                                     ------------------
                                                         Dana R. Sutton
                                                         Assistant Treasurer